Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-64181) pertaining to the Health Care and Retirement Corporation Stock Option Plan for Outside Directors and the Stock Option Plan for Key Employees of Health Care and Retirement Corporation, the Registration Statement (Form S-8, No. 333-93575) pertaining to the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan of Manor Care, Inc., the Registration Statement (Form S-8, No. 333-102248) pertaining to the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan of Manor Care, Inc., the Registration Statement (Form S-8, No. 333-117647) pertaining to the Amendment and Restatement of The Equity Incentive Plan of Manor Care, Inc., Amendment No. 1 to the Registration Statement (Form S-3, No. 333-129107) pertaining to $400,000,000 of 2.125% Convertible Senior Notes due 2035 of Manor Care, Inc. and Registration Statement (Form S-3, No. 333-136651) pertaining to $250,000,000 of 2% Convertible Senior Notes due 2036 of Manor Care, Inc. of our reports dated January 30, 2007, with respect to the consolidated financial statements and schedule of Manor Care, Inc., Manor Care, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Manor Care, Inc., included in the Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Toledo, Ohio
February 19, 2007